UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    December 5, 2012

HARSCO CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-03970	23-1483991
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Poplar Church Road, Camp Hill, Pennsylvania	17011
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   (717) 763-7064

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2012, Harsco Corporation (the “Company”) entered into a Separation Agreement (the “Separation Agreement”) with Stephen J. Schnoor to set forth the terms and conditions of his separation from the Company, effective December 31, 2012 (the “Separation Date”). As memorialized in the Separation Agreement, Mr. Schnoor resigned as Senior Vice President, Chief Financial Officer and Treasurer of the Company, and as an officer or director of the Company and any subsidiary companies, effective as of November 16, 2012 (the “Resignation Date”).

Under the Separation Agreement, Mr. Schnoor will be entitled to receive the following:

•
A $765,000 cash payment, such amount being composed of his current base salary plus 2013 target bonus, plus an additional payment of a proportionate share of certain long-term incentive awards (which amounts to $220,000). The aggregate payment amount will be paid in four equal installments of $246,250 each on January 15, April 15, July 15 and October 15, 2013.

•	Health insurance premiums for the continuation of health insurance coverage under COBRA for Mr. Schnoor, his spouse and his covered dependents for a period of up to 12 months from the Separation Date.

•	Payment of all amounts earned or accrued as a result of Mr. Schnoor’s employment with the Company through the Separation Date, including payment of earned and unused vacation time totaling $8,653.84.

•	Reimbursement of up to $7,500 for outplacement services.

All payments and benefits to which Mr. Schnoor is entitled under the Separation Agreement are subject to tax withholding, as applicable. The Separation Agreement also provides that all of Mr. Schnoor’s outstanding and unvested equity compensation awards granted to him by the Company are terminated as of the Separation Date and forfeited without additional consideration.

In consideration of the payments and benefits provided under the Separation Agreement, Mr. Schnoor is subject to certain non-disparagement and confidentiality provisions as well as restrictions preventing him from competing against the Company or soliciting the customers or employees of the Company, in each case for a period of 12 months after December 5, 2012. Mr. Schnoor also agreed to make himself available as reasonably requested by the Chief Executive Officer of the Company for a period of 12 months to assist with the transition of his former role.

Mr. Schnoor’s right to receive the payments and other consideration set forth above (other than the payment of amounts earned or accrued as a result of employment through the Separation Date) are contingent upon Mr. Schnoor’s agreeing to (and not revoking) a release of claims against the Company, and to that end Mr. Schnoor entered into a Release Agreement for the benefit of the Company on December 5, 2012 (the “Release Agreement”), pursuant to which Mr. Schnoor agreed to release the Company and certain other parties from any and all claims, charges, causes of action and damages arising on or prior to December 5, 2012. As set forth in the Release Agreement and as required by law, Mr. Schnoor has a period of seven days from signing the Release Agreement within which to revoke the Release Agreement, which period will expire on December 12, 2012.

The foregoing descriptions of the terms and conditions of the Separation Agreement and the Release Agreement are qualified in their entirety by reference to the full text of the Separation Agreement and the Release Agreement, copies of which are included as Exhibits 10(a) and 10(b), respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description

10(a)	Separation Agreement, dated as of December 5, 2012, by and between Harsco Corporation and Stephen J. Schnoor

10(b)	Release Agreement, dated as of December 5, 2012, by Stephen J. Schnoor for the benefit of Harsco Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARSCO CORPORATION

Date: December 11, 2012	By:	/s/ A. Verona Dorch
Name: A. Verona Dorch
Title: Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

10(a)	Separation Agreement, dated as of December 5, 2012, by and between Harsco Corporation and Stephen J. Schnoor

10(b)	Release Agreement, dated as of December 5, 2012, by Stephen J. Schnoor for the benefit of Harsco Corporation